UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 5, 2014
Date of Report (Date of earliest event reported)

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

858-587-1121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 5, 2014, the Compensation Committee of the Board of Directors of Qualcomm Incorporated (the “Company”), approved a series of compensation-related decisions that are designed to (i) restructure former Chief Executive Officer Dr. Paul E. Jacobs’ compensation to align it with his new role as Executive Chairman, (ii) make changes to Derek K. Aberle’s compensation to reflect his new role as President, (iii) front-load the restricted stock unit (“RSU”) portion of the compensation that the Compensation Committee expected to award each of Qualcomm’s eight Executive Vice Presidents (“EVPs”) over the next three years to help ensure that they remain at Qualcomm, and (iv) provide special one-time RSUs for three executive officers in response to competitive risk. The Compensation Committee reported these actions to the Board and the independent members of the Board unanimously supported them.

Qualcomm is an established leader in mobile communications. The Company’s competitors and other companies, including early-stage companies backed by venture or private equity capital that are not constrained by the more traditional public company pay model, are implementing mobile strategies and are investing significantly in mobile, and the Board believes these efforts include the recruitment of members of Qualcomm management. In recent months, certain Qualcomm senior executives have been targeted for employment outside of the Company, and these employment opportunities included compelling compensation. While competitive recruiting efforts have been unsuccessful, the Board believes the competitive threat will only increase.

The Board believes that it is crucial that Qualcomm position itself to meet these challenges, and that Qualcomm trails other industry leaders in adopting more aggressive retention programs. The Board believes that it is in stockholders’ best interests to realign the compensation of the senior management team to incentivize them to remain with Qualcomm and to continue to create value for stockholders. The compensation changes announced today are structured to help ensure Qualcomm retains its key talent so that it can remain well positioned to compete successfully and continue delivering stockholder value.

Qualcomm’s New Executive Chairman

As previously announced, in conjunction with Steve Mollenkopf’s appointment to the role of Chief Executive Officer effective March 4, 2014, Dr. Jacobs was named to the new and vital role of Executive Chairman, in which he remains a full-time executive and member of the Qualcomm management team in addition to his duties as Chairman of the Board. The Company also announced on March 10, 2014 the promotion of Mr. Aberle to President. The Board is pleased to have the world-class talents of these three executives, who have worked together building Qualcomm for over 14 years, and believes these are the optimal roles for each of them to continue to grow the Company.

As Chief Executive Officer, Mr. Mollenkopf will set corporate strategy, lead the operations of the Company, oversee product development and manage global relationships, with all of the senior management team reporting to him. In his new role as Executive Chairman, Dr. Jacobs will focus on long-term opportunities in emergent areas and managing certain relationships with key partners around the world in addition to his responsibilities as Chairman of the Board. Dr. Jacobs has repeatedly demonstrated a unique ability to understand technology trends and how Qualcomm can capitalize on them.

After these compensation changes take effect, Dr. Jacobs’ compensation will be fully equity-based, with an annual salary of one dollar and no annual cash bonus. In addition, the Compensation Committee has made a special one-time equity grant to Dr. Jacobs in the form of RSUs with a grant date fair value of $45 million. Consistent with the Company’s annual RSU grant practices, these RSUs include a feature under which the Company must meet an adjusted GAAP operating income target in order for them to vest. All of the RSUs described herein, including those granted to Mr. Aberle and the EVPs, include this feature. Dr. Jacobs’ RSUs vest in three equal installments on the third, fourth and fifth anniversaries of the grant date. Dr. Jacobs’ unvested RSUs would be forfeited if he were to depart the Company voluntarily - creating strong incentives for him to remain with Qualcomm into the future.

For at least the next five years following this grant, the Compensation Committee expects that Dr. Jacobs’ annual direct compensation will be entirely in the form of performance-based stock units (“PSUs”), which would be granted concurrently with the annual PSUs the Compensation Committee anticipates awarding to all of the Company’s executive officers during the fourth fiscal quarter.

Compensation for Qualcomm’s New President

In connection with his promotion to President, the Compensation Committee has made certain changes to align Mr. Aberle’s compensation with his new role and to enhance the retentive effect of his compensation. Mr. Aberle’s base salary has been increased to $780,000 per year and his annual cash bonus target has been increased from 130% of base salary to 135% of base salary. In addition, the Compensation Committee has front-loaded the RSU portion of the compensation that it expected to award to Mr. Aberle over the next five years. These RSUs have a grant date fair value of $16.1 million and will vest annually in five equal installments beginning on the first anniversary of the grant date. Unvested RSUs would be forfeited if Mr. Aberle were to depart Qualcomm. Lastly, the Compensation Committee has awarded Mr. Aberle a special one-time equity grant in the form of RSUs with a grant date fair value of $10.5 million, which will vest in three equal installments on the third, fourth and fifth anniversaries of the grant date.

The Compensation Committee anticipates that it will continue to grant annual PSUs to Mr. Aberle.

Retaining Other Key Executives for the Future

Front-Loaded RSUs. The Compensation Committee has also front-loaded the RSU portion of the compensation that it expected to award to each of Qualcomm’s eight EVPs over the next three years. This front-loading of RSUs mirrors that of Mr. Mollenkopf’s and Mr. Aberle’s new compensation structures. These RSUs will vest annually in five equal installments commencing on the first anniversary of the grant date. The EVPs who were Named Executive Officers (“NEOs”) in Qualcomm’s most recent Proxy Statement received RSUs as follows: George Davis, EVP and Chief Financial Officer, $6.9 million; and Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary, $6.2 million.
Unvested RSUs would be forfeited if any of these executives were to depart Qualcomm. This should significantly strengthen the incentives of these executives to remain at Qualcomm by increasing the amount of owned equity that would be forfeited if an executive were to depart, without increasing the value of compensation paid by the Company over this timeframe.
The Compensation Committee anticipates that it will continue to grant annual PSUs to these executives.
Special One-Time RSUs. In addition, the Compensation Committee awarded special one-time equity grants in the form of RSUs to three key non-NEO EVPs. These RSUs will vest in three equal installments on the third, fourth and fifth anniversaries of the grant date. Unvested RSUs are forfeited if the executive departs.

Aligned with Stockholders’ Interests

Performance for Stockholders. As the Compensation Committee undertook this review of Qualcomm’s executive compensation in light of the recent changes made to the senior management team and the increasing competitive threat Qualcomm faces for talent, it has strongly favored equity-based compensation, which it believes is the best means to incentivize and retain the management team. At all levels, the Compensation Committee has taken care, in consultation with its independent compensation consultant, to design Qualcomm’s compensation programs to be competitive and to be aligned with stockholders’ interests.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date:	May 8, 2014	By:	/s/ Daniel L. Sullivan
Daniel L. Sullivan,
Executive Vice President, Human Resources